Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$500,000,000

4.875% First and Refunding Mortgage Bonds,

Series 2024A, Due 2027

SUMMARY OF TERMS

Security:	4.875% First and Refunding Mortgage Bonds, Series 2024A, Due 2027 (the “Series 2024A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$500,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	January 8, 2024

Settlement Date**:	January 11, 2024 (T+3)

Maturity:	February 1, 2027

Benchmark US Treasury:	4.375% due December 15, 2026

Benchmark US Treasury Price:	100-21 1⁄4

Benchmark US Treasury Yield:	4.131%

Spread to Benchmark US Treasury:	T + 75 bps

Reoffer Yield:	4.881%

Coupon:	4.875%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2024

Public Offering Price:	99.980% of Principal Amount

Optional Redemption:

Callable at any time prior to January 1, 2027, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after January 1, 2027, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400JA2/US842400JA26

Joint Book-running Managers:

MUFG Securities Americas Inc. (“MUFG”)

SMBC Nikko Securities America, Inc. (“SMBC Nikko”)

Truist Securities, Inc. (“Truist Securities”)

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

Co-managers:	AmeriVet Securities, Inc. Great Pacific Securities Guzman & Company Loop Capital Markets LLC MFR Securities, Inc. Penserra Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2024A Bonds on the Trade Date will be required, by virtue of the fact that the Series 2024A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MUFG, SMBC Nikko or Truist Securities can arrange to send you the prospectus if you request it by calling MUFG at 1-877-649-6848, SMBC Nikko at 1-888-868-6856 or Truist Securities at 1-800-685-4786.

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